Exhibit 99.1

For Release: 4:30 p.m. EST	Contacts: Julie S. Ryland

Tuesday, May 1, 2012	205.326.8421

DELAWARE BASIN ACREAGE OPTION NOT TO BE EXERCISED

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that it does not expect BHP Billiton to exercise its option to purchase a 50 percent undivided interest in 51,720 net acres in the Delaware Basin under lease to Energen Resources Corporation, the company’s oil and gas exploration and production subsidiary. The determination came after the companies were unable to agree on terms for modifying the agreement. According to the definitive agreement signed in February 2012, BHP Billiton had to exercise its option to purchase no later than May 1, 2012.

A conference call to discuss the Energen/BHP exercise option will be held

Wednesday, May 2, 2012, at 8:30 a.m. EDT.

Members of the investment community may participate by calling 1-866-821-5457.

In February, BHP Billiton purchased from Energen Resources three wells drilled in Reeves County, Texas, for approximately $18 million and agreed to carry the Permian Basin driller in the horizontal completion of two of the wells. BHP Billiton earned a 50 percent undivided interest in 4,829 net acres associated with the three purchased wells after beginning completion of two of them.

“The economic potential of these two wells will play a role in helping us determine how best to proceed with the exploration of our Delaware Basin acreage west of the Pecos River,” said James McManus, Energen’s chairman and chief executive officer. Definitive production data is not yet available, and production tubing currently is being installed in the two horizontal Wolfcamp shale wells that have been completed.

“The northernmost well, the State C-19-15 #2H, is the better early performer and has the higher oil content,” McManus said. “Before we shut-in the well for tubing installation, it had a flow-back rate of 600-650 barrels of oil equivalents per day, of which approximately 60 percent was oil.

“While we wait for more concrete production data from the two wells, we continue to realize excellent results from our 3rd Bone Spring drilling program in the core area of our Delaware Basin operations, east of the Pecos River,” added McManus. “This core area, which is the focus of our Delaware Basin drilling programs in 2012 and 2013, also holds potential for Wolfcamp and Avalon shales.”

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 940 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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